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                                                                   Exhibit 10.36




                             EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of April 2, 2001 between Identix Incorporated, a Delaware corporation ("Identix"), and Erik
E. Prusch ("Employee").

     In consideration of the mutual promises, covenants and agreements set forth in this Agreement, Identix and Employee agree as follows:

1.  Duties.
--  ------

          (a) During the term of this Agreement (as defined in Section 2.2), Employee shall devote all of his business time, energy, and skill to the affairs of Identix; provided, however, that Employee may undertake such specific additional charitable and business activities, if any, as Identix may reasonably approve (including, without limitation, activities for affiliates of Identix).

          (b) Employee's initial position will be as Chief Financial Officer of Identix, reporting directly to the Chief Executive Officer of Identix, or to such other person or persons as may be identified by the Board of Directors of Identix from time to time.

          (c) The employee or employees responsible for the Treasury, Investor Relations and Information Systems functions within Identix shall report directly to you unless and until otherwise determined by the Chief Executive Officer of Identix.

2.  Term of Employment.
    ------------------

     2.1  Definitions.  For purposes of this Agreement the following terms
          -----------
shall have the following meanings:

          (a) "Start Date" means April 2, 2001.

          (b) "Termination For Cause" shall mean termination by Identix of Employee's employment by Identix (i) by reason of Employee's commission of a felony or other conduct involving fraud or moral turpitude, (ii) by reason of Employee's fraud upon, or deliberate injury or attempted injury to Identix, (iii) by reason of Employee's failure to substantially perform for Identix the normal material duties related to his job position (other than failure resulting from incapacity due to disability or death) which failure continues for sixty (60) days following the Employee's receipt of written notice of such failure to perform, specifying the nature of the failure and the means by which it can be remedied, (iv) by reason of Employee's willfully engaging in gross misconduct which is materially and demonstrably injurious to Identix, or (v) by reason of Employee's willful breach of this Agreement in any material respect.

          (c) "Termination Other Than For Cause" shall mean termination by Identix of
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     Employee's employment by Identix (other than in a Termination For Cause).
     Included within the definition of "Termination Other Than For Cause" shall be (i) Employee's death during the term of this Agreement, (ii) termination of Employee's employment by Identix based on Employee's failure to perform his duties under this Agreement on account of illness or physical or mental incapacity for a period of more than three (3) consecutive months or (iii) any other involuntary termination that does not constitute a Termination For Cause.

          (d) "Voluntary Termination" shall mean termination by Employee of Employee's employment by Identix, excluding termination by reason of Employee's death or disability as described in Section 2.1(c).

          (e) "Resignation for Good Reason" shall mean a voluntary resignation of employment by Employee as a result of a material diminution in responsibility or a material decrease in base salary unless the base salaries of all other executive officers of the Company are proportionately reduced, provided that Employee notifies Identix on or prior to any such resignation and Identix fails to cure such event giving good reason for such resignation within 30 days thereafter.

     2.2   Basic Term.  The term of employment of Employee by Identix shall
           ----------
commence on the Start Date and shall continue until that date which is two (2) years after the Start Date, unless extended by mutual written agreement of Employee and Identix or earlier terminated as provided in this Agreement.

     2.3   Termination For Cause.  Termination For Cause may be effected by
           ---------------------
Identix at any time during the term of this Agreement and shall be effective upon by written notification to Employee. Upon Termination For Cause, Employee shall be immediately paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

     2.4   Termination Other Than For Cause or Resignation for Good Reason.
           ---------------------------------------------------------------
Notwithstanding anything else in this Agreement, Identix may effect a Termination Other Than For Cause at any time after giving at least 30 days' notice to Employee of such termination or pay in lieu of such notice. Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason, (a) Employee shall immediately be paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, (b) as severance compensation, Employee shall continue to be paid his then current base salary for the number of months indicated on Exhibit A (the "Severance Period"), (c) Employee shall be paid all bonuses accrued through the date of termination, (d) during the Severance Period, the Company shall make COBRA payments to continue Employee's medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee's term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination), and (e) the options to purchase Common Stock granted to Employee on the Start Date, and in connection with, this Agreement shall fully vest immediately in accordance with the

                                       2
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terms of the stock option agreement attached as Exhibit C, but Employee shall not be paid any other compensation or reimbursement of any kind. If any Termination Other Than For Cause is the result of the death of Employee, all payments payable under this Section 2.4 shall be paid to Employee's heirs or legal representative.

     2.5   Voluntary Termination.  In the event of a Voluntary Termination,
           ---------------------
Identix shall immediately pay to Employee all accrued salary, and all accrued vacation pay, all to the effective date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

3.   Salary and Benefits.
     -------------------

     3.1   Base Salary. As payment for the services to be rendered to Identix by
           -----------
Employee and subject to the terms and conditions of Section 2, Identix agrees to pay to Employee a "base salary" at the rate per month indicated on Exhibit A, subject to deductions, payable bi-weekly in the same manner as other Identix employees receive their base compensation.

     3.2   Bonus.  Employee shall be eligible to receive an incentive based
           -----
bonus as indicated on Exhibit A.


     3.3   Reimbursement of Certain Costs, Fees and Expenses.   Identix will
           -------------------------------------------------
reimburse Employee for  certain costs, fees and expenses as indicated on Exhibit
A.

     3.4   Housing Loan and Subsidy.  Identix will make available to
           ------------------------
Employee a housing loan and subsidy as indicated on Exhibit A.

     3.5   Fringe Benefits and Vacation.  Employee shall be eligible to
           ----------------------------
participate in such of Identix' benefit plans as are now generally available or later made generally available to employees of Identix. Such benefits shall at a minimum include medical, dental and term life insurance. Employee will be
entitled to three weeks paid vacation per annum.    Unused vacation may be
accrued by Employee up to a maximum of six weeks, when it will cease accruing until the Employee reduces the accrued, unused amount through use of vacation time.

4.   Stock Options. In further consideration for Employee agreeing to perform
     -------------
services for the Company hereunder, contemporaneously with the execution of this Agreement, Employee and Identix shall enter into a stock option agreement substantially in the form attached hereto as Exhibit C, covering the number of shares of Identix common stock indicated on Exhibit A.

5.   Annual Performance Review. The Company shall perform an annual review of
     -------------------------
Employee's performance and, in the discretion of the Identix Board of Directors, make appropriate increases in Employee's base salary and determine whether additional stock option grants should be recommended to the Board of Directors of Identix. The first such annual performance review shall be conducted on or about April 2002.

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6.   Miscellaneous.
     -------------

     6.1   Waiver.  The waiver of any term or condition of this Agreement by
           ------
any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     6.2   Notices.  All notices, requests, demands, and other
           -------
communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or 12 hours after facsimile transmission to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

               If to Identix:

               510 N. Pastoria Ave.
               Sunnyvale, California  94086
               Attn:  Chairman and CEO
               Facsimile:  408-739-0178
               Confirmation No.:  408-731-2000

               If to Employee:  to the address indicated on Exhibit A

Either party may change its address for notices by notice duly given pursuant to this Section 6.2.

     6.3   Headings.  The headings contained in this Agreement are intended
           --------
for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the parties.

     6.4   Governing Law; Consent to Jurisdiction and Venue.  This Agreement
           ------------------------------------------------
shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. Employee hereby submits to the jurisdiction and venue of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California for any legal action arising from or connected with this Agreement. Employee agrees that service upon Employee in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 6.2.

     6.5   Successor and Assigns.  This Agreement shall be binding upon and
           ---------------------
inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by Identix (except in connection with the merger or consolidation of Identix with or into another entity or the sale by Identix of all or substantially all of its assets) or by Employee.

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     6.6   Counterparts. This Agreement may be signed in counterparts with
           ------------
the same effect as if the signatures of each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

     6.7   Withholdings.  All sums payable to Employee hereunder shall be
           ------------
reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

     6.8   Severability.  If any provision of this Agreement is held to be
           ------------
unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

     6.9   Entire Agreement; Modifications.  Except as otherwise provided
           -------------------------------
herein, this Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought, provided that no modification shall be enforceable against Identix unless signed by the Chief Executive Officer or Chief Operating Officer of Identix.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



IDENTIX INCORPORATED                       EMPLOYEE



By  /s/ Robert McCashin                         By  /s/ Erik E Prusch
  ------------------------------                  ------------------------
  Name: Robert McCashin                           Name: Erik E. Prusch
  Title: Chief Executive Officer                  Title: Chief Financial
Officer

                                   EXHIBIT A

1.   Name and address of Employee:
--   ----------------------------

     Erik E. Prusch
     3 Forest View
     Mission Viejo, CA 92692

2.   Base Salary:
--   -----------

     $10,576.93 per pay-period (subject to customary taxes and withholdings) payable on a bi-weekly basis, which is equivalent to $275,000.00 per year, effective the Start Date.

3.   Bonus:
--   -----

     Employee will be eligible to receive an annual incentive-based bonus compensation package equalling $137,500 (fifty percent (50%) of annual base salary) based upon Employee meeting or exceeding defined criteria as follows:

       Seventy percent (70%) of bonus, payable on a quarterly basis, based on Identix successfully achieving 100% of both its consolidated revenue and consolidated net income numbers on a quarterly and year to date basis. (Any unearned bonus for any quarter in which Identix does not achieve on a quarterly and year to date basis 100% of both of its consolidated revenue and consolidated net income numbers can be recouped in succeeding quarters, but only if Identix makes up 100% of its shortfall (both top and bottom line) on a YTD basis.)

       Thirty percent (30%) of bonus, payable on a quarterly basis, based on meeting or exceeding certain MBOs, which MBOs shall be identified in writing and signed by Employee and the Chief Executive Officer of Identix within the first 30 days of the Start Date.

4.  Stock Options:
    -------------

    Employee will be granted a stock option to purchase 250,000 shares of Identix common stock, par value $.01 per share, ("Common Stock") under the Identix Incorproated New Employee Stock Option Plan ("the Plan"). The grant is subject to approval by the Board of Directors ("the Board"). The exercise price of the options will be the closing sales price of the Common Stock on the American Stock Exchange on the Start Date. These options will be non-qualified stock options and will vest at the rate of 1/48th of the total number of shares on a monthly basis and are subject to other terms and conditions set forth in the Plan.

5.  Reimbursement of Certain Costs, Fees and Expenses:
    --------------------------------------------------

       Identix will reimburse Employee for actual costs of moving Employee's furniture, household goods, two automobiles, and personal effects from the Mission Viejo, CA area to the San Francisco Bay Area; provided, however, Employee must submit a minimum of two bids from moving companies; and provided, further, that the bids must be submitted to Identix for approval prior to signing a moving contract.

       Identix will reimburse Employee for Employee's real estate brokerage fees on the sale of Employee's existing home in Mission Viejo, CA to a maximum of $36,000 (six percent of $600,000, which is the estimated sale price of Employee's existing home) and one percent (1%) for other closing costs. Identix will reimburse Employee for his reasonable costs related to up to two (2) house hunting trips, lasting a total of no more than eight (8) days in the aggregate, to the San Francisco Bay Area for Employee and his spouse and children. Identix will also reimburse Employee for his normal and customary closing costs (up to 2% of purchase price) associated with the acquisition of a primary residence in the San Francisco Bay Area - including inspection and other fees, but not including points for the related real estate loan. Documentation evidencing all fees and costs must be submitted to Identix along with any request for reimbursement.

       Identix will pay for one one-way coach airfare for each of Employee's immediate family members to relocate to the San Francisco Bay Area. Identix will provide for a furnished "executive" apartment for up to six
       (6) months or until Employee locates regular housing of Employee's own.

6.  Housing Loan and Subsidy:
    ---------------------------

       Identix will provide a zero interest rate five year loan which shall be secured by a second mortgage on Employee's home in the San Francisco Bay Area. The loan will be evidenced by a promissory note mutually satisfactory to Identix and Employee. The loan amount shall be equal to twenty percent of the purchase price on Employee's new home; provided, however, that the amount of the loan shall not be greater than $300,000.00. The outstanding loan amount shall be due and payable in full upon the earlier to occur of the five year term of the note or (1) that date which is 15 days after the effective date of Employee's separation of employment from Identix, if such separation arises out of a Termination for Cause or a Voluntary Termination, or (2) the last day of the Severance Period, if Employee's separation of employment from Identix arises out of a Termination Other Than for Cause or Resignation for Good Reason.

       During the term of Employee's employment, Identix shall pay Employee a monthly housing subsidy related to Employee's home in the San Francisco Bay Area equal to the lesser of (a) the monthly housing subsidy amount specified in column 4 of Exhibit

       B or (b) a monthly housing subsidy amount equal to (i) Employee's actual monthly mortage principal and interest times (ii) the percentage specified in column 5 of Exhibit B. The monthly housing subsidy will be in effect until the earlier of the date Employee pays his mortgage in full or that date which is five years after the inception of Employee's mortgage, and will adjust downward for each year that elapses from the inception of the mortgage, as provided on Exhibit B.

7.  Severance Period:  12 months from the effective date of termination.
    ----------------

                                   EXHIBIT B

               Mortgage Subsidy - 5 Year Program
               ---------------------------------

Column                 1              2              3             4               5
             ------------------------------------------------------------------------
                    Year     Employee's     Employee's      Company's       Company's
                              Estimated       Monthly        Monthly         Subsidy
                               Monthly         P & I         Subsidy       Percentage
                              Mortgage        Payment        Amount           Rate
                                P & I                                       of Actual
                                                                            Mortgage
                                                                              P & I
             ------------------------------------------------------------------------

                      1          6,986          3,881          3,105            44.40%

                      2          6,986          4,427          2,559            36.60%

                      3          6,986          5,013          1,973            28.20%

                      4          6,986          5,637          1,349            19.30%

                      5          6,986          6,295            690             9.90%

                      6          6,986          6,986              -             0.00%
             ------------------------------------------------------------------------



                                   EXHIBIT C

                            Stock Option Agreement

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